Exhibit 4.2

United States Investors – 9.98%

Stem Cell Therapeutics Corp.

SUBSCRIPTION AGREEMENT

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR STATE LAWS, AND MAY NOT BE OFFERED FOR SALE IN THE UNITED STATES UNLESS EXEMPT THEREUNDER FROM SUCH REGISTRATION.

Name of Subscriber

INSTRUCTIONS

1.	Complete and sign pages 1 to 9 of the Subscription Agreement, including the applicable Investor Status representation.

2.

A completed and originally executed copy of this subscription agreement, including the TSXV Form 4C attached as Schedule A hereto, if applicable, and the Purchase Price must be delivered, by no later than 12:00 p.m. (Toronto time) on December 5, 2013, to:

Bloom Burton & Co. Inc.

65 Front Street East

Suite 300

Toronto, ON

M5E 1B5

Phone: 416-640-7580

email: jburton@bloomburton.com

Attention: Jolyon Burton, CEO & Head of Investment Banking

TO:	STEM CELL THERAPEUTICS CORP.
AND TO:	BLOOM BURTON & CO. INC. AND THE OTHER AGENTS

The undersigned (and any Beneficial Purchaser (as defined below)) (the “Subscriber”) hereby irrevocably subscribes for and agrees to purchase from Stem Cell Therapeutics Corp. (the “Corporation”), subject to the terms and conditions set forth in Appendix 1 hereto, that number of units (“Units”) and preferred units (“Preferred Units”) set forth below (each Unit or Preferred Unit, as the case may be, a “Purchased Security” and collectively, the “Purchased Securities”) at the price of Cdn.$0.21 per Purchased Security (the “Purchase Price”).

Each Unit consists of one common share of the Corporation (each, a “Common Share”) and three-quarters of one common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant is convertible into one Common Share at an exercise price of Cdn.$0.28 (the “Exercise Price”) per Common Share for a period of five years from the date of issuance. Each Preferred Unit consists of one series I non-voting convertible first preferred share of the Corporation (each, a “Preferred Share”) and three-quarters of one Warrant.

The Purchased Securities form part of a larger offering of between 142,857,143 Units and Preferred Units (collectively, the “Offered Securities”) and 157,142,858 Offered Securities by the Corporation at the Purchase Price for aggregate gross proceeds of between Cdn.$30 million (the “Minimum Offering”) and Cdn.$33 million (the “Maximum Offering”), which may be sold pursuant to one or more closings, and which may be sold to subscribers through Bloom Burton & Co. Inc. (the “Lead Agent”) and other Agents (as defined below) or on their behalf by United States registered broker-dealers.

The Corporation and the Agents may agree to change the number of Offered Securities without notice to the undersigned, provided that the aggregate gross proceeds raised by the Corporation is between the Minimum Offering and the Maximum Offering.

The Corporation will pay the Agents a cash commission equal to 6% of the aggregate Purchase Price for the Offered Securities (other than Offered Securities sold to certain purchasers as agreed to between the Corporation and the Agents) and will issue to the Agents that number of Compensation Options (as defined below) as is equal to 6% of the number of Offered Securities sold under the Offering (other than Offered Securities sold to certain purchasers as agreed to between the Corporation and the Agents), all in accordance with subsection 11(a) of the Terms and Conditions (as defined below).

Attached as Appendix 1 to this Agreement are the terms and conditions of the sale of the Purchased Securities and the representations, warranties and covenants hereby made by the Subscriber and the Corporation, all of which Appendix 1 forms part of and is hereby incorporated by reference into this Agreement (the “Terms and Conditions”).

Please indicate below the number and type of securities subscribed for (to be completed by all subscribers):

Number of Units subscribed for	Number of Preferred Units subscribed for	Subscriber’s Total Subscription Funds

(Name of Subscriber – please print)
By:

Authorized Signature

(Official Capacity or Title – please print)

(Please print name of individual whose signature appears above if different than the name of the subscriber printed above.)

(Subscriber’s Address)

(Telephone Number)

(Email address)

Register the certificates representing Purchased Securities as set forth below (if different): (Name) (Account Reference, if applicable) (Address) (Telephone Number)

Deliver the certificates representing Purchased Securities as set forth below (if different): (Name) (Account Reference, if applicable) (Address) (Contact Name) (Telephone Number)

If the signatory is signing as agent for a subscriber who is a Beneficial Purchaser, including a portfolio manager signing this Agreement on behalf of a fully-managed account:
(Name of Beneficial Purchaser) (Address of Beneficial Purchaser) (Telephone Number of Beneficial Purchaser)

Present Ownership of Securities (TO BE COMPLETED BY ALL SUBSCRIBERS)

The Subscriber either (please initial and place a checkmark in the box to the left of each applicable item):

☐

does not own directly or indirectly, or exercise control or direction over, any common shares in the capital stock of the Corporation or securities convertible into common shares in the capital stock of the Corporation (excluding the Purchased Securities subscribed for herein); or

☐

owns directly or indirectly, or exercises control or direction over,                          common shares in the capital stock of the Corporation and convertible securities entitling the Subscriber to acquire an additional                          common shares in the capital stock of the Corporation (excluding the Purchased Securities subscribed for herein).

Insider Status (TO BE COMPLETED BY ALL SUBSCRIBERS)

The Subscriber either (please initial and place a checkmark in the box to the left of each applicable item):
☐	is an “Insider” of the Corporation as defined in the Securities Act (Ontario) and the policies of the TSX Venture Exchange, namely:

1. a director or senior officer of the issuer;
2. a director or senior officer of a person that is itself an insider or subsidiary of the issuer;
3. a person that has
(a) direct or indirect beneficial ownership of;
(b) control or direction over; or
(c) a combination of direct or indirect beneficial ownership of and of control or direction over securities of the issuer carrying more than 10% of the voting rights attached to all the issuer’s issued and outstanding voting securities, or
☐	is not an Insider of the Corporation.

Pro Group Status (TO BE COMPLETED BY ALL SUBSCRIBERS)

The Subscriber either (please initial and place a checkmark in the box to the left of each applicable item):
☐	is a member of a “Pro Group” as defined in the policies of the TSX Venture Exchange; or
☐	is not a member of a Pro Group.

Investor Status – United States Investors (TO BE COMPLETED BY ALL SUBSCRIBERS)

The Subscriber represents and warrants to the Corporation that the Subscriber, or any Beneficial Purchaser for whom the Subscriber is contracting hereunder, is purchasing the Purchased Securities as principal, and not on account of or on behalf of any other person, and is, as of the time of the sale of the Purchased Securities, an Accredited Investor in that it satisfies one or more of the categories of “accredited investor” indicated below and acknowledges that the Purchased Securities sold hereunder are being sold in reliance on a “private offering” exemption under the 1933 Act as defined herein (please initial and place a checkmark in the box to the left of each applicable item):

☐	(a)

any bank as defined in Section 3(a)(2) of the 1933 Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(a)(13) of the 1933 Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of US$5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of US$5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors (as such term is defined in Rule 501 of Regulation D);

☐	(b)	any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
☐	(c)

any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000;

☐	(d)	any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;
☐	(e)

any natural person (or an IRA (Individual Retirement Account) owned by such person) whose individual net worth, or joint net worth with that person’s spouse, exceeds US$1,000,000, excluding the net value of any primary residence (For purposes of calculating net worth under this part (e), the person’s primary residence shall not be included as an asset; indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.);

☐	(f)

any natural person (or an IRA (Individual Retirement Account) owned by such person) who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person’s spouse in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	(g)

any trust with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act; or

☐	(h)	any entity in which all of the equity owners meet the requirements of at least one of the above categories.

Investor Status – United States Investors (TO BE COMPLETED BY ALL SUBSCRIBERS)

The Subscriber represents and warrants to the Corporation that the Subscriber, or any Beneficial Purchaser for whom the Subscriber is contracting hereunder, is purchasing the Purchased Securities as principal, and not on account of or on behalf of any other person, and is (please initial and place a checkmark in the box to the left of each applicable item):

(i)	an accredited investor as defined in National Instrument 45-106 – Prospectus and Registration Exemptions by virtue of being one or more of:

☐	(a)	a Canadian financial institution, or a Schedule III bank;

☐	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada);

☐	(c)

a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary;

☐	(d)

a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador);

☐	(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d);

☐	(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada;

☐	(g)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec;

☐	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government;

☐	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada;

☐	(j)	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000;

☐	(k)

an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year;

☐	(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000;

☐	(m)

a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements and that was not created solely as an accredited investor under this definition;

	(n)	an investment fund that distributes or has distributed its securities only to

	☐		(i) a person that is or was an accredited investor at the time of the distribution,

	☐		(ii) a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment] or 2.19 [Additional investment in investment funds] of NI 45-106, or

	☐		(iii) a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment] of NI 45-106;

	☐	(o)

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt;

	☐	(p)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be;

		(q)	a person acting on behalf of a fully managed account managed by that person, if that person

	☐		(i) is registered or authorized to carry on business as an adviser or the equivalent under the Securities Laws of a jurisdiction of Canada or a foreign jurisdiction, and

	☐		(ii) in Ontario, is purchasing a security that is not a security of an investment fund;

	☐	(r)

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded;

	☐	(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function;

	☐	(t)

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors;

	☐	(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser, or

	☐	(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor.

☐	(ii)

acquiring the Purchased Securities for an acquisition cost to the purchaser of not less than Cdn.$150,000 paid in cash at the time of the trade, and if not an individual, the Subscriber was not created or being used solely to purchase or hold securities in reliance on section 2.10 of National Instrument 45-106; or

☐	(iii)	a director or executive officer of the Corporation.

In addition to capitalized terms defined in the Agreement, the following terms have the following meanings:

(a)	“Canadian financial institution” means

(i)	an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(ii)

a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

(b)	“eligibility adviser” means

(i)	a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed, and

(ii)

in Saskatchewan or Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not

A.	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons, and

B.

have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

(c)	“entity” means a company, syndicate, partnership, trust or unincorporated organization;

(d)	“financial assets” means cash, securities, or a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

(e)	“founder” means, in respect of an issuer, a person who

(i)	acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(ii)	at the time of the trade is actively involved in the business of the issuer;

(f)

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

(g)

“investment fund” means a mutual fund or a non-redeemable investment fund, and, for greater certainty in British Columbia, includes an employee venture capital corporation that does not have a restricted constitution, and is registered under Part 2 of the Employee Investment Act (British Columbia), R.S.B.C. 1996 c. 112, and whose business objective is making multiple investments and a venture capital corporation registered under Part 1 of the Small Business Venture Capital Act (British Columbia), R.S.B.C. 1996 c. 429 whose business objective is making multiple investments;

(h)

“mutual fund” means an issuer whose primary purpose is to invest money provided by its security holders and whose securities entitle the holder to receive on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in part of the net assets, including a separate fund or trust account, of the issuer;

(i)	“non-redeemable investment fund” means an issuer,

(i)	whose primary purpose is to invest money provided by its securityholders,

(ii)	that does not invest,

A.	for the purpose of exercising or seeking to exercise control of an issuer, other than an issuer that is a mutual fund or a non-redeemable investment fund, or

B.	for the purpose of being actively involved in the management of any issuer in which it invests, other than an issuer that is a mutual fund or a non-redeemable investment fund, and

(iii)	that is not a mutual fund;

(j)	“regulator” means the person designated in Appendix D of National Instrument 14-101 Definitions of the Canadian Securities Administrators adopted or implemented by the Commissions;

(k)	“related liabilities” means liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets or liabilities that are secured by financial assets;

(l)	“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

(m)

“securities regulatory authority” means for the local jurisdiction the Securities Commission or similar regulatory authority designated in Appendix C of National Instrument 14-101 Definitions of the Canadian Securities Administrators adopted or implemented by the Commissions; and

(n)	“spouse” means an individual who

(i)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(ii)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(iii)	in Alberta, is an individual referred to in paragraph (i) or (ii), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta).

(o)	“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

For purposes of the definition of “subsidiary”, a person (first person) is considered to control another person (second person) if (a) the first person beneficially owns or, directly or indirectly, exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation, (b) the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or (c) the second person is a limited partnership and the general partner of the limited partnership is the first person.

Acceptance by the Corporation

This Agreement is accepted by the Corporation subject to the Terms and Conditions, this              day of                     , 2013.

The undersigned acknowledges and agrees that the Subscriber and its joint actors [havev OR whave not] subscribed for a sufficient number of Offered Securities such that the Subscriber and its joint actors [arev OR ware not] entitled to the rights and subject to the terms and conditions of the provisions of sections 8 and 9 of this Agreement

STEM CELL THERAPEUTICS CORP.

Per:
Authorized Signatory

APPENDIX 1

TERMS AND CONDITIONS OF THE OFFERING

THE TERMS AND CONDITIONS OF THE OFFERING ARE AS FOLLOWS:

1.	Definitions

(a)	Definitions: In this Agreement, unless the context otherwise requires:

(i)	“1933 Act” means the United States Securities Act of 1933, as amended;

(ii)	“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended;

(iii)

“Accredited Investor” means an “accredited investor” that satisfies one or more of the criteria set forth in Rule 501(a) of Regulation D under the 1933 Act, as amended by the United States Dodd-Frank Wall Street Reform and Consumer Protection Act;

(iv)	“Agents” means the Lead Agent and ROTH Capital Partners, LLC or, where applicable, United States registered broker-dealers acting on behalf of either of them;

(v)	“Agency Agreement” means the agency agreement between the Corporation and the Agents to be dated on or before the Closing Date;

(vi)	“Agreement” means this subscription agreement as the same may be amended, supplemented or restated from time to time;

(vii)	“Beneficial Purchaser” means a person that would acquire beneficial ownership of the Purchased Securities pursuant to this Agreement;

(viii)	“Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Toronto, Ontario;

(ix)	“Closing” means a closing of the purchase and sale of the Offered Securities;

(x)

“Closing Date” means the date of a Closing, being such date or multiple dates as the Corporation and the Agents may determine, after the date on which all conditions to Closing have been satisfied or waived, including for greater certainty receipt by the Corporation of all regulatory approvals of the Offering;

(xi)	“Common Shares” means the common shares in the capital of the Corporation;

(xii)	“Compensation Options” has the meaning given to it in subsection 11(a);

(xiii)	“Convertible Securities” means securities of the Corporation that are exchangeable for or convertible into Common Shares;

(xiv)	“Corporation” means Stem Cell Therapeutics Corp., a corporation existing under the Business Corporations Act (Ontario), and includes any successor corporation thereto;

(xv)	“Dollars” or “$” means lawful money of Canada;

(xvi)	“Exercise Price” means Cdn.$0.28 per Common Share;

(xvii)	“Holders” has the meaning given to it in subsection 8(a);

(xviii)

“Information Record” means all information regarding the Corporation that is filed on the System for Electronic Document Analysis and Retrieval commonly known as SEDAR and includes but is not limited to, all press releases, material change reports and financial statements of the Corporation;

(xix)	“joint actor” has the meaning given to it in subsection 8(a);

(xx)	“Lead Agent” means Bloom Burton & Co. Inc.;

(xxi)	“Maximum Offering” means Cdn.$33 million;

(xxii)	“Maximum Percentage” has the meaning given to it in subsection 8(b);

(xxiii)	“Minimum Offering” means Cdn.$30 million;

(xxiv)

“Offered Securities” means the Units and Preferred Units, subject to the Minimum Offering and the Maximum Offering limits, being offered for sale by the Corporation in one or more Closings and “Offered Security” means one such Unit or Preferred Unit;

(xxv)	“Offering” means the offering of the Offered Securities on a private placement basis and pursuant to the terms hereof;

(xxvi)	“Offering Jurisdictions” means those states in the United States where the Offered Securities are offered to prospective purchasers, as the context permits or requires, collectively;

(xxvii)

“person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or any other entity however designated or constituted;

(xxviii)	“Preferred Shares” means series I non-voting convertible first preferred shares in the capital of the Corporation to be created and authorized prior to the Closing;

(xxix)	“Preferred Unit” means one preferred unit consisting of one Preferred Share and three-quarters of one Warrant;

(xxx)	“Purchase Price” means Cdn.$0.21 per Offered Security;

(xxxi)	“Purchased Securities” means the Offered Securities purchased by the Subscriber;

(xxxii)	“Regulation D” means Regulation D under the 1933 Act;

(xxxiii)	“Regulation S” means Regulation S under the 1933 Act;

(xxxiv)

“Rights Plan” means the rights agreement dated as of September 16, 2013 between the Corporation and Computershare Trust Company of Canada, as such agreement may be amended, restated, supplemented and/or replaced from time to time;

(xxxv)

“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices and interpretation notes of the applicable securities regulatory authority or applicable securities regulatory authorities of, the applicable jurisdiction or jurisdictions collectively;

(xxxvi)	“Selling Group” has the meaning given to it in subsection 11(a);

(xxxvii)	“Stock Exchange” means the TSX Venture Exchange or such other stock exchange on which the Common Shares principally trade;

(xxxviii)

“Subscriber” means the person purchasing the Purchased Securities and whose name appears on the execution pages hereof and who has signed this Agreement or, if the person whose name appears on the execution pages hereof has signed this Agreement as agent for, or on behalf of, a Beneficial Purchaser and is not purchasing the Purchased Securities as principal, the person who is the Beneficial Purchaser of the Purchased Securities as disclosed on the execution pages hereof;

(xxxix)	“Underlying Common Shares” has the meaning given to it in subsection 5(c);

(xl)	“Unit” means one unit consisting of one Common Share and three-quarters of one Warrant;

(xli)	“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(xlii)	“U.S. Person” means “U.S. Person” as defined in Regulation S; and

(xliii)

“Warrant” with respect to one whole Warrant, means one common share purchase warrant convertible into one Common Share at an exercise price equal to the Exercise Price for a period of five years from the date of issuance.

2.	Conditions of Purchase

In connection with the purchase of the Purchased Securities, the Subscriber will complete and sign as indicated and return to the Lead Agent as soon as possible and in any event no later than 12:00 p.m. (Toronto time) on December 5, 2013, the following documents:

(a)	this Agreement; and

(b)

any further documentation as required under the Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchange including a completed and executed TSXV Form 4C attached as Schedule A hereto, if applicable.

The obligation of the Corporation to sell the Purchased Securities to the Subscriber is subject to, among other things, the conditions that:

(a)

the Subscriber execute and return all documents required by the Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchange for delivery on its behalf to the Corporation, as the sale of the Purchased Securities by the Corporation to the Subscriber will not be qualified by a prospectus or otherwise registered under applicable Securities Laws;

(b)

the representations and warranties made herein by the Subscriber and, if applicable, any Beneficial Purchaser for whom the Subscriber is contracting hereunder are true and correct when made and are true and correct on the Closing Date with the same force and effect as if they had been made on and as of such date;

(c)

all covenants, agreements and conditions contained in this Agreement to be performed by the Subscriber and, if applicable, any Beneficial Purchaser for whom the Subscriber is contracting hereunder on or prior to the Closing Date will have been performed or complied with in all material respects; and

(d)	all necessary regulatory approvals will have been obtained.

By returning this Agreement the Subscriber consents, and, if applicable, any Beneficial Purchaser for whom the Subscriber is contracting hereunder consents, to the filing by the Corporation with the applicable securities regulatory authorities in the Offering Jurisdictions and the Stock Exchange of all documents and personal information concerning the Subscriber provided in this Agreement and required to be filed by the Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchange.

If the Subscriber is not subscribing for the Purchased Securities for its own account and the Subscriber is not a portfolio manager purchasing as agent for an account which is fully managed by the Subscriber, the Beneficial Purchaser for whom the Subscriber is contracting hereunder must be purchasing the Purchased Securities as principal and (unless the Subscriber is an authorized agent with power to sign on behalf of the Beneficial Purchaser) must execute all documents required by the Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchange with respect to the Purchased Securities being acquired by such Beneficial Purchaser as principal. If the Subscriber is signing this Agreement as agent or pursuant to a power of attorney for the Subscriber, the Subscriber represents and warrants that it has authority to bind the Subscriber.

The Subscriber agrees, and agrees to cause any Beneficial Purchaser for whom the Subscriber is contracting hereunder, to comply with all Securities Laws of the Offering Jurisdictions and with the policies of the Stock Exchange concerning the purchase of, the holding of, and the resale restrictions applicable to, the Purchased Securities.

The Subscriber acknowledges and, if applicable, any Beneficial Purchaser for whom the Subscriber is contracting hereunder acknowledges, that the Corporation has the right to close the subscription books at any time without notice and to accept or reject any subscription in its sole discretion.

3.	The Closing

Delivery and payment for the Purchased Securities will be completed at the Closing at the offices of Borden Ladner Gervais LLP, 40 King Street West, 44th floor, Toronto, Ontario M5H 3Y4 at 10:00 a.m. (Toronto time) on the Closing Date.

If, at the Closing, the terms and conditions contained in this Agreement and the Agency Agreement (including, without limitation, that the representations and warranties of the Corporation contained in the Agency Agreement are true and correct as of the Closing time with the same force and effect as if made at and as of the Closing time after giving effect to the transactions contemplated thereby) have been either (i) complied with to the satisfaction of the Agents or (ii) waived by the Agents, the Agents will deliver to the Corporation all completed subscription agreements, including this Agreement, and deliver to the Corporation the aggregate subscription proceeds for all Offered Securities sold pursuant to the Offering, less all commissions, fees and expenses payable to the Agents under the terms of the Agency Agreement, against delivery by the Corporation of the certificates representing the Offered Securities and the Compensation Options issued to the Agents as set out in subsection 11(a) below.

If, prior to the Closing Time on the Closing Date, the terms and conditions contained in this Agreement (other than delivery by the Corporation of the Purchased Securities to the Agents on behalf of the Subscriber) and the Agency Agreement have not been (i) complied with to the satisfaction of the Agents, or (ii) waived by the Agents, the Agents, the Corporation and the Subscriber will have no further obligations under this Agreement.

You, on your behalf or on behalf of others for whom you are contracting hereunder, hereby irrevocably appoint the Lead Agent to act as your agent for the purpose of acting as your representative at the Closing and hereby appoint the Lead Agent, with full power of substitution, as your true and lawful attorney in your place or stead to execute in your name and on your behalf all closing receipts and documents required, to complete or correct any errors or omissions in any form or document provided by you, to approve any document addressed to you, to waive, in whole or in part, any representation, warranty, covenant or condition for your benefit and incorporated into this Agreement, and to terminate or not deliver this Agreement if any condition is not satisfied, in such manner and on such terms and conditions as the Lead Agent in its sole discretion thereof may determine and to accept delivery of the Purchased Securities on the Closing Date.

4.	Prospectus Exemptions

The sale of the Purchased Securities by the Corporation to the Subscriber is conditional upon such sale being exempt from the requirements as to the filing of a prospectus and as to the preparation of an offering memorandum or similar document contained in any statute, regulation, instrument, rule or policy applicable to the sale of the Purchased Securities or upon the issue of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum or similar document.

5.	Acknowledgements of the Subscriber

The Subscriber and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, understands, acknowledges and agrees that:

(a)	the Preferred Shares will contain terms and conditions substantially similar to those set out in Schedule C;

(b)	the Warrants will contain terms and conditions substantially similar to those set out in Schedule D;

(c)

the Subscriber, and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, has been independently advised as to or is aware of the restrictions with respect to trading in, and the restricted period or statutory hold period applicable to, the Purchased Securities imposed by the Securities Laws of the jurisdiction in which the Subscriber resides or to which the Subscriber is subject and by the policies of the Stock Exchange, that a suitable legend or legends will be placed on the certificate representing the Purchased Securities to reflect the applicable restricted period and statutory hold period to which the Purchased Securities are subject and the Subscriber is hereby advised that neither the Preferred Shares nor the Warrants comprising the Preferred Units will be listed and posted for trading on the Stock Exchange or any other stock exchange and, if either the Preferred Shares or the Warrants are converted into Common Shares in accordance with their respective terms, the underlying Common Shares (the “Underlying Common Shares”) during such restricted or hold period cannot be traded through the facilities of the Stock Exchange as such Underlying Common Shares are not freely transferable and consequently delivery of the certificate representing such Underlying Common Shares will not constitute “good delivery” in settlement of transactions on the Stock Exchange;

(d)

the Subscriber, and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, has not received or been provided with a prospectus, offering memorandum (within the meaning of the Securities Laws of the Offering Jurisdictions) or similar document and that its decision or, if applicable, the decision of the Beneficial Purchaser for whom the Subscriber is contracting hereunder, to enter into this Agreement and to purchase the Purchased Securities from the Corporation is based entirely upon the Information Record and not upon any other verbal or written representation as to fact or otherwise made by or on behalf of the Corporation or the Agent;

(e)

there are risks associated with the purchase of the Purchased Securities and the Subscriber, and if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, is aware of the characteristics of the Purchased Securities and the risks relating to an investment therein;

(f)

no agency, governmental authority, securities commission or similar regulatory body, stock exchange or other entity has reviewed, passed on or made any finding or determination as to the merit for investment of the Purchased Securities and no agency or governmental authority has made any recommendation or endorsement with respect to the Purchased Securities;

(g)	there is no government or other insurance covering the Purchased Securities;

(h)

there are restrictions on the ability of the Subscriber to resell the Purchased Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Purchased Securities;

(i)

there is no market through which the Preferred Shares or Warrants may be sold and the Subscriber may not be able to resell Preferred Shares or Warrants purchased hereunder, and that this may affect the pricing of the Preferred Shares or Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares or Warrants and the extent of the regulation of the Corporation;

(j)

the Subscriber is solely responsible for obtaining such tax, investment, legal and other professional advice as the Subscriber considers appropriate in connection with the execution, delivery and performance by the Subscriber of this Agreement and the transactions contemplated hereunder (including the resale and transfer restrictions referred to herein), and, without limiting the generality of the foregoing, the Agents are not acting as financial advisor to or agent of the Subscriber, except as provided in section 3 and insofar as is necessary at the Closing to deliver payment for the Purchased Securities to the Corporation on behalf of the Subscriber and to accept and deliver the Purchased Securities to the Subscriber after the Closing and the Corporation’s counsel is acting solely as counsel to the Corporation and the Agents’ counsel is acting solely as counsel to the Agents, and neither of them is acting as counsel to the Subscriber and the Subscriber may not rely upon such counsel in any respect;

(k)	as a consequence of the sale of the Purchased Securities being exempt from the prospectus requirements of the Securities Laws of the Offering Jurisdictions:

(i)

certain protections, rights and remedies provided by the Securities Laws of the Offering Jurisdictions, including statutory rights of rescission or damages and certain statutory remedies against an issuer, agents, experts, directors and officers that are available to investors who acquire securities offered by a prospectus, will not be available to the Subscriber or, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder,

(ii)	the common law may not provide investors with an adequate remedy in the event that they suffer investment losses in connection with securities acquired in a private placement,

(iii)

the Subscriber, or, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, may not receive information that would otherwise be required to be given under the Securities Laws of the Offering Jurisdictions, and

(iv)	the Agents and Corporation are relieved from certain obligations that would otherwise apply under the Securities Laws of the Offering Jurisdictions;

(l)	no person has made any written or oral representation:

(i)	that any person will resell or repurchase the Purchased Securities or Underlying Common Shares,

(ii)	that any person will refund the Purchase Price, or

(iii)	as to the future price or value of any Purchased Securities or Underlying Common Shares;

(m)

the Purchased Securities and the Underlying Common Shares have not been and will not be registered under the 1933 Act or the securities laws of any state of the United States and that the offer and sale contemplated hereby is being made in reliance on the exemption from registration requirements of the 1933 Act provided by Section 4(a)(2) of the 1933 Act and Rule 506(b) of Regulation D thereunder, and similar exemptions under applicable states securities laws;

(n)

the Purchased Securities and the Underlying Common Shares will be “restricted securities” within the meaning of Rule 144 under the 1933 Act and if the holder decides to reoffer, resell, or otherwise transfer any of the Purchased Securities or the Underlying Common Shares, such securities may be transferred only: (i) to the Corporation, (ii) outside the United States in accordance with Rule 904 of Regulation S and pursuant to Canadian Securities Laws and Stock Exchange policies, (iii) within the United States in accordance with the exemption from registration under the 1933 Act provided by Rule 144 or Rule 144A thereunder, if available, and in compliance with any applicable state securities laws, or (iv) in a transaction that does not require registration under the 1933 Act or any applicable United States state laws and regulations governing the offer and sale of securities; provided, however, that prior to any transfer pursuant to clause (iii) or (iv), the holder will have first furnished to the Corporation an opinion of counsel of recognized standing reasonably satisfactory to the Corporation to the effect that such transfer does not require registration under the 1933 Act or any applicable state securities laws;

(o)

the Corporation (i) except as otherwise provided in this Agreement, is under no obligation to remain a “foreign issuer”; (ii) subject to its obligations under this Agreement, may not, at the time it sells such securities or at any other time, be a “foreign issuer”; and (iii) may engage in one or more transactions which could cause the Corporation not to be a “foreign issuer”. If the Corporation is not a “foreign issuer” at the time of any sale pursuant to Rule 904 of Regulation S, the certificate delivered to the Subscriber for the Purchased Securities or the Underlying Common Shares will, if required under the 1933 Act, bear the U.S. legend referred to in section 10 and may not constitute “good delivery” in settlement of a trade on stock exchanges in Canada;

(p)

the Warrants may not be exercised in the United States or by or on behalf of a person in the United States or a U.S. Person unless an exemption is available from the registration requirements of the 1933 Act and all applicable state securities laws and the holder has delivered to the Corporation a written opinion of counsel reasonably satisfactory to the Corporation to such effect; provided, however, that an original Subscriber in the Offering that is in the United States or a U.S. Person will not be required to deliver an opinion of counsel in connection with the exercise of Warrants purchased in the Offering by such original Subscriber that is in the United States or a U.S. Person, on its own behalf or on behalf of the original Beneficial Purchaser (if any), at a time when it and such Beneficial Purchaser (if any) are Accredited Investors;

(q)

the financial statements of the Corporation disclosed in the Information Record have been prepared in accordance with generally accepted accounting principles of Canada, or International Financial Reporting Standards, as applicable, which differ in some respects from generally accepted accounting principles of the United States, and thus may not be comparable to financial statements of United States companies;

(r)

there may be material tax consequences to the Subscriber of the acquisition, ownership, conversion or disposition of the Purchased Securities. In particular, no determination has been made as to whether the Purchased Securities will be considered shares of a “passive foreign investment company” (within the meaning of Section 1291 of the United States Internal Revenue Code). The Corporation does not give any opinion or make any representation with respect to tax consequences to the Subscriber under the United States, state, local or foreign law of the acquisition, ownership, conversion or disposition of the Purchased Securities. The Subscriber should consult its own tax advisors about the United States, state, local and foreign tax consequences of acquiring, owning and disposing of the Securities;

(s)

(i) the current structure of this transaction and all transactions and activities contemplated hereunder is not a scheme to avoid the registration requirements of the 1933 Act; and (ii) the Subscriber and any person for whose account it is acquiring the Purchased Securities, if applicable, has no intention to distribute either directly or indirectly any of the Purchased Securities or the Underlying Common Shares in the United States, except in compliance with the 1933 Act;

(t)

the Subscriber or any Beneficial Purchaser for whom the Subscriber is contracting hereunder has not purchased the Purchased Securities as a result of any form of general solicitation or general advertising, and the sale of the Purchased Securities was not accompanied by any advertisement in printed media of general and regular paid circulation including printed public media, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or telecommunications, including electronic display and the Internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(u)

the Corporation is collecting personal information (as that term is defined under applicable privacy legislation, including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental local, provincial, state or federal legislation or laws in effect from time to time) in respect of the Subscriber and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting for the purpose of completing this Agreement;

(v)	it acknowledges and consents to the Corporation retaining such personal information for as long as permitted or required by law or business practices;

(w)

it acknowledges and consents to the fact that the Corporation may be required by the Securities Laws of the Offering Jurisdictions and Canada or the rules and policies of any stock exchange to provide regulatory authorities with any personal information provided by the Subscriber in this Agreement;

(x)

it agrees and acknowledges that the Agents and the Corporation may use and disclose its personal information, or that of the Beneficial Purchaser for whom the Subscriber is contracting hereunder, as follows:

(i)

for internal use with respect to managing the relationships between and contractual obligations of the Corporation, the Agents and the Subscriber or the Beneficial Purchaser for whom the Subscriber is contracting hereunder,

(ii)	disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings,

(iii)

disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure,

(iv)	disclosure to professional advisers of the Corporation in connection with the performance of their professional services,

(v)	disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with its prior written consent,

(vi)	disclosure to a court determining the rights of the parties under this Agreement, or

(vii)	for use and disclosure as otherwise required by law; and

(y)	the Subscriber or any Beneficial Purchaser for whom the Subscriber is contracting hereunder has been notified:

(i)

of the delivery to the Ontario Securities Commission (the “OSC”) of information with respect to the Subscriber’s full name, residential address (or head office) and telephone number, the number and type of securities received, the total value of such securities, the prospectus exemption relied upon by the Corporation and the date of distribution (collectively the “Subscriber Information”),

(ii)	that the Subscriber Information is being collected indirectly by the OSC under the authority granted to it by the Securities Laws of Ontario,

(iii)	that the Subscriber Information is being collected for the purposes of the administration and enforcement of the Securities Laws of Ontario, and

(iv)

that the Administrative Assistant to the Director of Corporate Finance of the OSC can be contacted at Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or at 416-593-8086 regarding any questions about the OSC’s indirect collection of the Subscriber Information, and the Subscriber or any Beneficial Purchaser for whom the Subscriber is contracting hereunder hereby authorizes the indirect collection of the Subscriber Information by the OSC.

6.	Representations, Warranties and Covenants of the Subscriber

The Subscriber and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, represents, warrants and covenants to the Agents and the Corporation (which representations and warranties will be true and correct both as of the date of execution of this Agreement and as of the Closing Date and which representations, warranties and covenants will survive the Closing) that:

(a)

the Subscriber is and any Beneficial Purchaser for whom the Subscriber is contracting hereunder is resident, or if not an individual, has its head office, in the jurisdiction set out as “Subscriber’s Address”, or “Address of Beneficial Purchaser” as applicable, on the first or second page of this Agreement, as applicable, which address is its residence or place of business of the Subscriber, or the residence or place of business of any Beneficial Purchaser for whom the Subscriber is contracting hereunder, as the case may be, and such address was not obtained or used solely for the purpose of acquiring the Purchased Securities;

(b)

it is acquiring the Purchased Securities as an investment for its own account as an Accredited Investor or for the account of an Accredited Investor as to which the Subscriber exercises sole investment discretion and not with a view to any resale, distribution or other disposition of the Purchased Securities in violation of the Securities Laws of the Offering Jurisdictions or any other applicable Securities Laws;

(c)

if the Subscriber is an individual, the Subscriber has attained the age of majority in the jurisdiction in which the Subscriber is resident and has the legal capacity and competence to enter into and be bound by (and, if applicable, to bind the Beneficial Purchaser for whom the Subscriber is contracting hereunder to) this Agreement and to perform the covenants and obligations herein;

(d)

if the Subscriber is not an individual, (i) the Subscriber has the legal capacity to authorize, execute and deliver this Agreement, and (ii) the individual signing this Agreement has been duly authorized to execute and deliver this Agreement;

(e)

the Subscriber or, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of an investment in the Purchased Securities and is capable of assessing the proposed investment in the Purchased Securities as a result of financial or investment experience or as a result of advice received from a registered person other than the Corporation or an affiliate thereof and the Subscriber is, or the Beneficial Purchaser for whom the Subscriber is contracting hereunder is, able to bear the economic loss of the investment in the Purchased Securities;

(f)	the Purchased Securities to be issued hereunder are not being purchased with knowledge of any material fact or material change about the Corporation that has not been generally disclosed;

(g)

this Agreement has been duly executed and delivered and, when accepted by the Corporation, will constitute a legal, valid and binding obligation enforceable against the Subscriber and, if the Subscriber is signing this Agreement on behalf of a Beneficial Purchaser, also against such Beneficial Purchaser, in each case in accordance with the terms hereof;

(h)

if the Subscriber is contracting hereunder as an agent (including, without limitation, a portfolio manager or comparable adviser) for a Beneficial Purchaser, the Subscriber is authorized to execute and deliver this Agreement and all other necessary documentation in connection with the subscription made on behalf of the Beneficial Purchaser and this Agreement has been authorized, executed and delivered on behalf of the Beneficial Purchaser;

(i)

the execution and delivery of this Agreement, the performance and compliance with the terms hereof, the purchase of the Purchased Securities and the completion of the transactions described herein by the Subscriber will not result in any material breach of, or be in conflict with or constitute a material default under, or create a state of facts which, after notice or lapse of time, or both, would, if the Subscriber is not, or the Beneficial Purchaser for whom the Subscriber is contracting hereunder is not, an individual, constitute a material default under any term or provision of its constating documents, by-laws or resolutions or the constating documents, by-laws or resolutions of the Beneficial Purchaser for whom the Subscriber is contracting hereunder, as the case may be, the Securities Laws of the jurisdiction of residence of the Subscriber or any other laws applicable to the Subscriber or the Beneficial Purchaser for whom the Subscriber is contracting hereunder, any agreement to which the Subscriber is or the Beneficial Purchaser for whom the Subscriber is contracting hereunder is a party, or any judgment, decree, order, statute, rule or regulation applicable to the Subscriber or the Beneficial Purchaser for whom the Subscriber is contracting hereunder;

(j)

the funds representing the aggregate Purchase Price in respect of the Purchased Securities which will be advanced by the Subscriber to the Corporation hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (for the purposes of this subsection the “PCMLTFA”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (for the purposes of this subsection the “PATRIOT Act”) and the Subscriber acknowledges that the Corporation may in the future be required by law to disclose the name of the Subscriber and other information relating to this Agreement and the subscription hereunder, on a confidential basis, pursuant to the PCMLTFA or the PATRIOT Act. To the best of its knowledge (i) none of the subscription funds provided by the Subscriber (x) have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States of America, or any other jurisdiction, or (y) are being tendered on behalf of a person or entity who has not been identified to the Subscriber and, (ii) the Subscriber will promptly notify the Corporation and the Agents if it discovers that any of such representations ceases to be true, and will provide the Corporation with appropriate information in connection therewith;

(k)

the Subscriber consents to the filing by the Corporation of all documents required by the Securities Laws of the Offering Jurisdictions and Canada and the policies of the Stock Exchange in connection with the sale of the Offered Securities;

(l)

the Subscriber agrees to comply with all Securities Laws of the Offering Jurisdictions and Canada and with the policies of the Stock Exchange concerning the purchase of, the holding of, and the resale restrictions applicable to, the Purchased Securities; and

(m)

the representations and warranties contained herein are made by the Subscriber with the intention that they may be relied upon by the Corporation in determining its eligibility to purchase the Purchased Securities under the Securities Laws of the Offering Jurisdictions and Canada and the Subscriber hereby agrees to indemnify the Corporation and the Agents against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur as a result of reliance thereon. The Subscriber undertakes to notify the Corporation and the Agents immediately of any change in any representation, warranty or other information relating to the Subscriber set forth in this Agreement which takes place prior to the Closing.

7.	Representations, Warranties and Covenants of the Corporation

By execution of this Agreement, the Corporation agrees that the Subscriber and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, will have the benefit of all the representations, warranties and covenants given by the Corporation in the Agency Agreement and further agrees that all such representations, warranties and covenants will be deemed to be incorporated herein as if they were reproduced in their entirety, with such changes as are necessary in order to reflect that such representations, warranties and covenants are being made by the Corporation to the Subscriber, and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, to the extent that such representations, warranties and covenants are not amended or waived by the Lead Agent. The Corporation covenants and agrees with the Subscriber and, if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder that the Preferred Shares will have terms and conditions substantially similar to those set out in Schedule C and the Warrants will have terms and conditions substantially similar to those set out in Schedule D.

8.	Restrictions on Conversion, Exercise and Transfer

If the Subscriber and its joint actors are subscribing for 10% or more of the Offered Securities, then the Subscriber and its joint actors shall be subject to the following restrictions on conversion and exercise set forth this section 8:

(a)

no Preferred Share, Warrant or other Convertible Security acquired prior or pursuant to this Agreement (which, for greater certainty, includes any acquisition pursuant to section 9) will be convertible or exercisable by the Subscriber, if after giving effect to, and as a result of, such conversion or exercise, the Subscriber, together with any person acting jointly or in concert with the Subscriber within the meaning of the Securities Act (Ontario) (a “joint actor”, and collectively with the Subscriber, the “Holders”) would beneficially own or exercise control or direction over Common Shares in excess of the Maximum Percentage or any Holder would become an “Acquiring Person” as defined in the Rights Plan;

(b)

for purposes of this section 8, the “Maximum Percentage” will be 9.98% of the issued and outstanding Common Shares; provided that, by written notice to the Corporation, the Holders may elect to decrease or increase the Maximum Percentage to any other percentage specified in such notice; provided further that any increase (but not decrease) will not be effective until the 61st day after such notice is delivered to the Corporation; and provided further that the Maximum Percentage will not exceed:

(i)

9.99% of the issued and outstanding Common Shares unless, to the extent the Common Shares are then listed and posted for trading on the TSX Venture Exchange or the Toronto Stock Exchange, the Holders have first provided:

A.

the Stock Exchange with a Personal Information Form (“PIF”) pursuant to Section 7 of Policy 3.2 of the TSX Venture Exchange (or the equivalent provision in the Toronto Stock Exchange Company Manual) and such PIF has been approved by the Stock Exchange; and

B.	a copy of the approval of the PIF by the Stock Exchange to the Corporation; and

(ii)

19.99% of the issued and outstanding Common Shares, unless the Corporation, at the Corporation’s sole cost and expense, has obtained approval of such increase from (A) the Stock Exchange and (B) the holders of Common Shares in accordance with the applicable policies of the Stock Exchange and the Corporation covenants and agrees to call and hold the meeting of shareholders related to such approval and to recommend to shareholders to vote in favour of such approval;

(c)

for purposes of this section 8, the issued and outstanding Common Shares will be calculated and “beneficial ownership” will be determined in accordance with Section 90 of the Securities Act (Ontario). In determining beneficial ownership, the Holders may rely on the number of issued and outstanding Common Shares as reflected in:

(i)	the Corporation’s most recent filing under Section 5.4 of National Instrument 51-102 – Continuous Disclosure Obligations or other public filing filed by the Corporation on SEDAR;

(ii)	a more recent public announcement by the Corporation; or

(iii)	a written confirmation to the Subscriber by the Corporation or the Corporation’s transfer agent setting forth the number of Common Shares issued and outstanding.

Upon the written request of the Holders given for any reason and at any time, the Corporation will provide, or will cause its registrar and transfer agent to provide, within two Business Days of receipt of a written request from the Holders, confirmation in writing to the Holders the number of Common Shares then issued and outstanding;

(d)

the Subscriber agrees that it will not transfer beneficial ownership of any of the unconverted Preferred Shares to another person (other than an affiliate) unless such person either (i) agrees for the benefit of the Corporation to be bound by and subject to the provisions of this section 8 or (ii) is already subject to restrictions on conversion, exercise and transfer substantially similar to those contained in this section 8;

(e)

as long as this section 8 is in force and effect, in no event will the Holders exercise votes attaching to the Preferred Shares and Common Shares purchased by or acquired by the Subscriber pursuant to this Agreement (which, for greater certainty, includes any purchase or acquisition pursuant to section 9) in excess of the votes attaching to 19.99% of the issued and outstanding Common Shares as of the record date for determining shareholders entitled to vote; and

(f)

this section 8 will terminate and cease to be of any further force or effect if the Holder makes an election under subsection 8(b) and Stock Exchange and shareholder approval are obtained by the Corporation in accordance with subsection 8(b)(ii).

9.	Participation Rights

If the Subscriber and its joint actors are subscribing for 10% or more of the Offered Securities, then such Holders will be entitled to a Participation Right as set forth in this section 9 on the following terms and conditions:

(a)	in this section 9, the following terms have the following meanings:

(i)

“Adjusted Share Capital” means the aggregate of the Common Shares issued and outstanding and any Common Shares issuable upon conversion or exchange of any outstanding Convertible Securities calculated on a fully-diluted basis, less any Common Shares or Convertible Securities issued pursuant to an Exempted Issuance;

(ii)	“Anti-Dilution Securities”, “Dilutive Securities”, “Participation Offering” and “Participation Right” have the meanings given to them in subsection 9(b);

(iii)

“Exempted Issuance” means the issuance of (A) securities of the Corporation pursuant to the award or exercise of any bona fide equity incentive securities or equity compensation securities in favour of directors, officers, employees or service providers of the Corporation pursuant to any bona fide equity incentive plan adopted by the Corporation and approved by the holders of Common Shares from time to time; (B) Common Shares pursuant to the exercise of any Convertible Securities outstanding immediately following the Closing or the exercise of any Convertible Securities issued pursuant to clauses (A), (C), (D) or (E); (C) Common Shares or Convertible Securities to all holders of Common Shares on a pro rata basis; (D) Common Shares and/or Convertible Securities issued in discharge of the purchase price in respect of the acquisition by the Corporation of intellectual property rights; or (E) Common Shares and/or Convertible Securities issued in satisfaction of an indebtedness of the Corporation or as payment for services provided to the Corporation on an arm’s length basis;

(iv)

“fully-diluted basis” means assuming all Convertible Securities, including Preferred Shares and Warrants, have been converted or exchanged for Common Shares, whether or not the conversion or exchange of such Convertible Securities is subject to any conditions, and for greater certainty, irrespective of any exercise restrictions (e.g., the exercise restrictions contained in section 8);

(v)

“Minimum Holding” means at any time, the aggregate beneficial ownership, control or direction by the Subscriber and its joint actors of at least 10% of the Adjusted Share Capital, calculated on a fully-diluted basis; provided that the Subscriber will cease to beneficially own or have direction or control over the Minimum Holding where it and its joint actors cease to beneficially own or have control or direction over the Minimum Holding for a period of at least 30 consecutive days; and

(vi)	“Participation Notice” has the meaning given to it in subsection 9(f).

(b)

subject to subsection 9(d), if the Corporation proposes or becomes obligated to issue (the “Participation Offering”) any Common Shares and/or Convertible Securities (each, an issuance of “Dilutive Securities”) (other than an issuance of securities pursuant to an Exempted Issuance), the Subscriber may, but is not obligated to (the “Participation Right”) subscribe for that number of securities (the “Anti-Dilution Securities”) that is equal to the lesser of:

(i)

the number of Anti-Dilution Securities that would result, after the Participation Offering, in the Subscriber and its joint actors having beneficial ownership of or control or direction over the same percentage of issued and outstanding Common Shares calculated on a fully-diluted basis which the Subscriber and its joint actors had immediately prior to the Participation Offering; and

(ii)	19.99% of the issued and outstanding Common Shares calculated on a fully-diluted basis;

(c)	if the consideration paid by the persons to whom the Corporation issues Dilutive Securities is:

(i)

cash, the price at which the Anti-Dilution Securities will be issued to the Subscriber pursuant to the Participation Right will be an amount in cash equal to the price for which each such Dilutive Security was issued; or

(ii)	other than cash, the price at which the Stock Exchange has approved the issuance of the Dilutive Securities;

(d)

the Subscriber may exercise the Participation Right in whole or in part. A failure by the Subscriber to fully exercise its rights under this section 9 in respect of any issuance of Dilutive Securities is without prejudice to the Subscriber’s right to acquire Anti-Dilution Securities in respect of any subsequent Participation Offering provided that the Subscriber continues to maintain the Minimum Holding;

(e)

if Common Shares form part of the Dilutive Securities, the Subscriber will be entitled to subscribe for preferred shares of the Corporation in lieu thereof (which preferred shares may, at the request of the Subscriber, have the terms and conditions set forth in section 8), in whole or in part, such that after giving effect to the issuance of Anti-Dilution Securities:

(i)

the Holders would not beneficially own or exercise control or direction over Common Shares in excess of the Maximum Percentage of the Common Shares issued and outstanding, all as determined in accordance with section 8; and

(ii)	no Holder would become an “Acquiring Person” under the Rights Plan;

(f)

where practicable prior to the first public announcement of an issuance of Dilutive Securities and in any event at least 15 Business Days prior to the completion of such issuance, the Corporation will first give written notice to the Subscriber (the “Participation Notice”) specifying the Dilutive Securities which the Corporation is obliged to issue and irrevocably offering to sell the Anti-Dilution Securities to the Subscriber at a price specified in the Participation Notice (subject to subsection 9(c)) on these terms and conditions:

(i)

the Subscriber will have 10 Business Days following the Participation Notice to accept the offer, which acceptance will specify the number and type of Anti-Dilution Securities which the Subscriber wishes to purchase;

(ii)

upon delivery of and acceptance by the Subscriber in accordance with subsection 9(f)(i), there will exist a binding contract between the Corporation and the Subscriber, which will have as an implied term that if the actual amount of Dilutive Securities issued by the Corporation is less than the number of Dilutive Securities notified to the Subscriber in the Participation Notice, then the number of Anti-Dilution Securities subject to the binding contract will be reduced in a proportionate manner such that the limits of the Participation Right contained in this section 9 are not inadvertently exceeded;

(iii)

the terms and conditions (including price) offered to the Subscriber in the Participation Notice will be on the same terms and conditions offered to any other bona fide subscriber that purchases Dilutive Securities in the issuance that triggered the Participation Right; and

(iv)	the closing of the purchase and sale will take place concurrent with the closing of the issuance of the Dilutive Securities, or at a later date agreed to by the Corporation and the Subscriber;

(g)	the Subscriber acknowledges that all future issuances of securities by the Corporation are subject to approval by the Stock Exchange; and

(h)

the Subscriber will cease to have any Participation Rights described in this section 9, and the Corporation will cease to have any obligations under this section 9, as of the date on which the Subscriber and its joint actors do not beneficially own or have control or direction over the Minimum Holding.

10.	Legends

The Subscriber, and if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, acknowledges that the certificates representing the Purchased Securities will bear the following legend:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date which is four months and one day after the Closing Date will be inserted].”

provided that subsequent to the date which is four months and one day after the Closing Date such certificate may be exchanged for a certificate bearing no such legend.

In addition, the Subscriber, and if applicable, the Beneficial Purchaser for whom the Subscriber is contracting hereunder, acknowledges that any certificates representing the Underlying Common Shares prior to the date which is four months and one day after the Closing Date will bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [the date which is four months and one day after the Closing Date will be inserted].”

“WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [the date which is four months and one day after the Closing Date will be inserted].”

provided that subsequent to the date which is four months and one day after the Closing Date such certificate may be exchanged for a certificate bearing no such legend.

In addition, upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, the certificates representing the Purchased Securities and the Underlying Common Shares will bear the following additional legend:

“THE SECURITIES REPRESENTED HEREBY [AND IF WARRANTS OR PREFERRED SHARES, THE FOLLOWING WILL BE ADDED: AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF STEM CELL THERAPEUTICS CORP. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT AND IN COMPLIANCE WITH LOCAL LAW, (C) WITHIN THE UNITED STATES IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (D) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND, IN EACH CASE, IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AFTER, IN THE CASE OF TRANSFERS PURSUANT TO CLAUSES (C) OR (D) THE SELLER FURNISHES TO THE CORPORATION AN OPINION OF COUNSEL OF RECOGNIZED STANDING, OR OTHER SUCH EVIDENCE, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA. PROVIDED THAT THE CORPORATION IS A “FOREIGN ISSUER” WITHIN THE MEANING OF REGULATION S AT THE TIME OF SALE, A NEW CERTIFICATE BEARING NO LEGEND DELIVERY OF WHICH WILL CONSTITUTE “GOOD DELIVERY” MAY BE OBTAINED FROM COMPUTERSHARE TRUST COMPANY OF CANADA, AS REGISTRAR AND TRANSFER AGENT, UPON DELIVERY OF THIS CERTIFICATE AND A DULY

EXECUTED DECLARATION, IN A FORM REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH SALE IS BEING MADE IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT OR IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS.”

provided that if the Subscriber resells any Purchased Securities (or Underlying Common Shares) under subsection 5(n)(ii), and provided further that the Corporation is a “foreign issuer” within the meaning of Regulation S at the time of sale, any such legend may be removed by providing a declaration to Computershare Trust Company of Canada, as registrar and transfer agent, to the effect set forth Schedule B hereto (or as the Corporation may reasonably prescribe from time to time); and

provided, further that, if the Subscriber resells any Purchased Securities (or Underlying Common Shares) under subsection 5(n)(iii), the legend may be removed by delivery to Computershare Trust Company of Canada and the Corporation of an opinion of counsel, of recognized standing in form and substance reasonably satisfactory to the Corporation, that such legend is no longer required under applicable requirements of the 1933 Act and applicable state securities laws, or such other evidence as the Corporation or Computershare Trust Company of Canada may reasonably request.

In addition, upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, the certificates representing the Warrants will bear the following additional legend:

“THESE WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE CORPORATION THAT SUCH SECURITIES MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF A PERSON IN THE UNITED STATES OR A U.S. PERSON UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. THE TERMS “UNITED STATES” AND “U.S. PERSON ARE AS DEFINED IN REGULATION S UNDER THE U.S. SECURITIES ACT.”

11.	Fee to the Agents

(a)

Fee: You on your own behalf and, if applicable, on behalf of the Beneficial Purchaser for whom you are contracting hereunder acknowledge that the Corporation is offering the Offered Securities to prospective purchasers on a private placement basis and, in connection therewith, the Agents may receive a cash commission of 6% of the aggregate Purchase Price for the Offered Securities (other than Offered Securities sold to certain purchasers as agreed to between the Corporation and the Agent). In addition, the Agents may be entitled to receive on Closing a number of non-transferable compensation options (“Compensation Options”) that is equal to 6% of the total number of the Offered Securities (other than Offered Securities sold to certain purchasers as agreed to between the Corporation and the Agent). Each Compensation Option will entitle the holder thereof to acquire during the 24 month period from the Closing Date one Common Share at a price equal to the Purchase Price. The Subscriber acknowledges that the Agents will be permitted to appoint, at their sole expense, other registered dealers or brokers duly qualified in their respective jurisdictions as their agents (the “Selling Group”) to assist in the offering and that the Agents may pay each Selling Group member a portion of the Agents’ cash commission and/or Compensation Options as remuneration for such assistance, based on the individual efforts of each such Selling Group member. No other fee or commission is payable by the Corporation in connection with the completion of the Offering, except that the Corporation may also pay certain reasonable expenses of the Agents.

(b)

Acknowledgement: You on your own behalf and, if applicable, on behalf of the Beneficial Purchaser for whom you are contracting hereunder, acknowledge that the Offered Securities are being offered by the Corporation on a private placement basis and acknowledge that the Agents have not engaged in or conducted an independent investigation with respect to the Corporation and that the Agents and their respective representatives and agents are not liable for any information given or statement made to you and, if applicable, the Beneficial Purchaser for whom you are contracting hereunder by the Corporation in connection with the Corporation or the transaction contemplated by this Agreement and you and, if applicable, the Beneficial Purchaser for whom you are contracting hereunder hereby release the Agents and their respective representatives and agents from any claim that may arise in respect of this Agreement or the transaction contemplated hereby.

12.	General

(a)

Headings: The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement supplemental thereto and any exhibits and schedules attached hereto. Unless something in the subject matter or context is inconsistent therewith, reference herein to articles, sections and subsections are to articles, sections and subsections of this Agreement.

(b)	Number and Gender: Words importing the singular number only will include the plural and vice versa, words importing the masculine gender will include the feminine gender and neuter and vice versa.

(c)

Severability: If one or more of the provisions contained in this Agreement will be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof will not be affected or impaired thereby. In lieu of such invalid, illegal or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and valid, legal and enforceable. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

(d)

Notices: All notices or other communications to be given hereunder will be in writing and will be delivered by hand or by facsimile, and if delivered by hand, will be deemed to have been given on the date of delivery or, if sent by facsimile, on the date of transmission if sent before 5:00 p.m. (Toronto time) and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

Notices to the Corporation will be addressed to:

Stem Cell Therapeutics Corp.

96 Skyway Avenue Toronto,

Ontario M9W 4Y9

Attention:	Dr. Niclas Stiernholm, President & CEO
Email:	niclas@stemcellthera.com

Notices to the Subscriber will be addressed to the address of the Subscriber set out on the first page hereof.

Either the Corporation or the Subscriber may change its address for service by notice in writing to the other party hereto specifying its new address for service hereunder.

(e)	Required Approvals: The Offering is subject to approval by the Stock Exchange.

(f)

Further Assurances: Each party will from time to time at the request of the other party do such further acts and execute and deliver such further instruments, deeds and documents as reasonably required in order to fully perform and carry out the provisions of this Agreement. The parties hereto agree to act honestly and in good faith in the performance of their respective obligations hereunder.

(g)	Successors and Assigns: Except as otherwise provided, this Agreement will enure to the benefit of and will be binding upon the parties hereto and their respective successors and permitted assigns.

(h)

Entire Agreement: The terms of this Agreement express and constitute the entire agreement between the parties hereto with respect to the subject matter hereof and no implied term or liability of any kind is created or will arise by reason of anything in this Agreement.

(i)	Time of Essence: Time is of the essence of this Agreement.

(j)	Amendments: The provisions of this Agreement may only be amended with the written consent of all of the parties hereto.

(k)

Survival: Notwithstanding any other provision of this Agreement, the representations, warranties. acknowledgements and covenants of or by the parties contained herein or in any certificate, document or instrument delivered pursuant hereto will survive the completion of the transactions contemplated by this Agreement.

(l)

Governing Law: This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

(m)

Counterparts: This Agreement may be executed in two or more counterparts which when taken together will constitute one and the same agreement. Delivery of counterparts may be effected by facsimile or electronic transmission thereof.

(n)

Facsimile Copies: The Corporation will be entitled to rely on a facsimile copy of an executed subscription agreement and acceptance by the Corporation of such facsimile subscription will be legally effective to create a valid and binding agreement between the Subscriber and the Corporation in accordance with the terms thereof.

(o)

Language: The Subscriber acknowledges its consent and requests that all documents evidencing or relating in any way to its purchase of the Purchased Securities be drawn up in the English language only. Nous reconnaissons par les présentes avoir consenti et demandé que tous les documents faisant foi ou se rapportant de quelque manière à l’achat des actions concernées soient rédigés en anglais seulement.

[End of Terms and Conditions of the Offering]

SCHEDULE A

FORM 4C

CORPORATE PLACEE REGISTRATION FORM

Where subscribers to a Private Placement are not individuals, the following information about the placee must be provided if such subscribers:

(a)	will hold more than 5% of the Issuer’s issued and outstanding Listed Shares on a upon completion of the Private Placement; or

(b)	are subscribing for more than 25% of the Private Placement.

This Form will remain on file with the Exchange. The corporation, trust, portfolio manager or other entity (the “Placee”) need only file it on one time basis, and it will be referenced for all subsequent Private Placements in which it participates. If any of the information provided in this Form changes, the Placee must notify the Exchange prior to participating in further placements with Exchange listed Issuers. If as a result of the Private Placement, the Placee becomes an Insider of the Issuer, Insiders of the Placee are reminded that they must file a Personal Information Form (2A) or, if applicable, Declarations, with the Exchange.

1.	Placee Information:

	(a)	Name:

	(b)	Complete Address:

	(c)	Jurisdiction of Incorporation or Creation:

2.	(a)	Is the Placee purchasing securities as a portfolio manager: (Yes/No)?

	(b)	Is the Placee carrying on business as a portfolio manager outside of Canada: (Yes/No)?

3.	If the answer to 2(b) above was “Yes”, the undersigned certifies that:

(a)

it is purchasing securities of an Issuer on behalf of managed accounts for which it is making the investment decision to purchase the securities and has full discretion to purchase or sell securities for such accounts without requiring the client’s express consent to a transaction;

(b)

it carries on the business of managing the investment portfolios of clients through discretionary authority granted by those clients (a “portfolio manager” business) in                              [jurisdiction], and it is permitted by law to carry on a portfolio manager business in that jurisdiction;

	(c)	it was not created solely or primarily for the purpose of purchasing securities of the Issuer;

(d)	the total asset value of the investment portfolios it manages on behalf of clients is not less than $20,000,000; and

(e)

it has no reasonable grounds to believe, that any of the directors, senior officers and other insiders of the Issuer, and the persons that carry on investor relations activities for the Issuer has a beneficial interest in any of the managed accounts for which it is purchasing.

4.	If the answer to 2(a). above was “No”, please provide the names and addresses of Control Persons of the Placee:

Name *	City	Province or State	Country

*	If the Control Person is not an individual, provide the name of the individual that makes the investment decisions on behalf of the Control Person.

The undersigned acknowledges that it is bound by the provisions of applicable Securities Law, including provisions concerning the filing of insider reports and reports of acquisitions.

Dated at	on

(Authorized Signature)

(Official Capacity - please print)

(Please print name of individual whose signature appears above)

Acknowledgement - Personal Information

“Personal Information” means any information about an identifiable individual, and includes information contained in sections 1, 2 and 4, as applicable, of this Form.

The undersigned hereby acknowledges and agrees that it has obtained the express written consent of each individual to:

(a)	the disclosure of Personal Information by the undersigned to the Exchange (as defined in Appendix 6B) pursuant to this Form; and

(b)	the collection, use and disclosure of Personal Information by the Exchange for the purposes described in Appendix 6B or as otherwise identified by the Exchange, from time to time.

Dated at	on

(Name of Purchaser - please print)

(Authorized Signature)

(Official Capacity - please print)

(Please print name of individual whose signature appears above)

THIS IS NOT A PUBLIC DOCUMENT

SCHEDULE B

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:	COMPUTERSHARE TRUST COMPANY OF CANADA

as registrar and transfer agent for the common shares of

STEM CELL THERAPEUTICS CORP. (the “Company”)

The undersigned is the holder of                              securities of the Company (the “Securities”), evidenced by certificate no(s).                                         , which are “restricted shares” (as defined in Rule 144 under the United States Shares Act of 1933 (the “1933 Act”)) and may not be offered or sold by the undersigned unless the Securities are registered under the 1933 Act or the offer and sale is made pursuant to an available registration exemption. The share certificate(s) has (have) a legend (the “Restrictive Legend”) referring to the 1933 Act and such resale restrictions.

The undersigned understands that Rule 904 of Regulation S under the 1933 Act contains an exemption for offshore resales of securities notwithstanding that the Securities are “restricted securities”. Accordingly, the undersigned wishes to offer and sell the Securities pursuant to Rule 904 and hereby requests the Company facilitate such offer and sale by removing the Restrictive Legend so that the Securities may be deposited with a registered broker-dealer (the “Broker”) in advance of an offer and sale described below.

In order to induce the Company to remove the Restrictive Legend, the undersigned agrees that (i) any sale of the Securities into the public markets while they remain “restricted securities” will be made solely in an “offshore transaction” meeting the requirements of Rule 904, (ii) the Broker will maintain custody of the certificate(s) representing the Securities and (iii) if the undersigned directs the Broker to deliver out such certificate(s) other than pursuant to an “offshore transaction” meeting the requirements of Rule 904, such certificate(s) will first be returned to the Company’s transfer agent for re-imposition of the Restrictive Legend and the undersigned will pay any fee imposed by the transfer agent for performing this service, and the undersigned represents and warrants to the Company, its transfer agent and their agents that:

(1)	the undersigned is not an “affiliate” of the Company (as that term is defined in the 1933 Act);

(2)

the offer of the Securities was not made nor will be made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the undersigned and any person acting on its behalf reasonably believes that the buyer is outside the United States; or (b) the sale of the Securities will be executed in, on or through the facilities of the TSX Venture Exchange or Toronto Stock Exchange or another “designated offshore securities market” (as defined in Rule 902(b) of Regulation S) and neither the undersigned nor any person acting on its behalf will know that the transaction has been pre-arranged with a buyer in the United States;

(3)

neither the undersigned nor any affiliate of the undersigned nor any person acting on any of their behalf has engaged or will engage in any “directed selling efforts” (as defined in Rule 902(c) of Regulation S) in connection with the offer and sale of the Securities;

(4)	the sale will be bona fide and not for the purpose of “washing off” the Restrictive Legend;

(5)	the undersigned does not (i) have a “short position” the securities being sold; nor (ii) intend to replace the Securities with fungible unrestricted securities of the Company; and

(6)

the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act.

The undersigned understands that the Company, its transfer agent and others are relying upon the representations contained in this declaration and agrees their counsel will be entitled to rely upon the representations, warranties and covenants contained in this Certification to the same extent as if it had been addressed to them.

By:	Date:
Signature

Name (please print)

AFFIRMATION BY SELLER’S BROKER-DEALER

(required for sales in accordance with Section (2)(b) above)

We have read the foregoing representations of our customer                                                   (the “Seller”)                                               dated with regard to our sale, for the Seller’s account, of the                                                           of the Company, represented by certificate number                                  , (the “Securities”) described therein, and on behalf of ourselves we certify and affirm that

(1)	we have no knowledge that the transaction has been or will be pre-arranged with a buyer in the United States,

(2)

the offer of the Securities was not made nor will be made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the undersigned and any person acting on its behalf reasonably believes that the buyer is outside the United States; or (b) the transaction will be executed on or through the facilities of the TSX Venture Exchange or Toronto Stock Exchange or another “designated offshore securities market”, and

(3)

neither we, nor any person acting on our behalf, has engaged or will engage in any “directed selling efforts” (as defined in Rule 902(c) of Regulation S) in connection with the offer and sale of the Securities.

We will maintain custody of the certificate(s) representing the Securities and, if the Seller directs us to deliver out such certificate(s) other than pursuant to an “offshore transaction” meeting the requirements of Rule 904 of Regulation S, such certificate(s) will first be returned to the Company’s transfer agent for re-imposition of the Restrictive Legend.

Terms used herein have the meanings given to them by Regulation S.

Name of Firm

By:
Authorized Officer

Date:

Note: For purposes of the foregoing:

•	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a person.

•

“directed selling efforts” means any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities. This would include, but not be limited to, the placing of an advertisement in a publication “with a general circulation in the United States” (as defined in Rule 902(c)(2) of Regulation S) that refers to the offering of the Securities or the solicitation of offers to purchase the Securities from persons in the United States.

•	“offshore transaction” means an offer and sale of securities in which:

1.	the offer is not made to a person in the United States; and

2.	either:

(a)	at the time the buy order is originated, the buyer is outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer is outside the United States; or

(b)

the transaction is executed in, on or through the facilities of a the TSX Venture Exchange, Toronto Stock Exchange or other “designated offshore securities market” (as defined in Rule 902(b) of Regulation S), and neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States.

SCHEDULE C

TERMS AND CONDITIONS OF PREFERRED SHARES

3.1	The rights, privileges, restrictions and conditions attaching to the Series I Non-Voting Convertible First Preferred Shares are as follows:

3.1(a)	Voting Rights:

(i)

The holders of Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive notice of and to attend at any meeting of the shareholders of the Corporation but shall not be entitled to vote at any such meeting, except with respect to such matters and in the manner as to which voting rights are accorded to the holders of specified classes of shares pursuant to the provisions of the Business Corporations Act (Ontario) or applicable law (the “Exception”).

(ii)

In the event of an Exception, and to the extent permitted by law, a holder of Series I Non-Voting Convertible First Preferred Shares shall: (A) vote together with the holders of Common Shares as a single class; and (B) be entitled to cast that number of votes equal to the number of whole Common Shares into which the Series I Non-Voting Convertible First Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matters.

3.1(b) Dividends: The holders of the Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive and the Corporation shall pay thereon, dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner (and whether in money or otherwise) as the board of directors may from time to time determine, equally, on a share-for-share basis, with the holders of other series of First Preferred Shares and, at the discretion of the board of directors, either in priority to, or equally on a share-for-share basis with, the holders of Common Shares and Class B Shares.

3.1(c) Liquidation, Dissolution and Winding-up Rights: In the event of liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, or in the event of a reduction or redemption of the capital stock of the Corporation, the holders of the Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive an amount per share equal to that amount of money that was received by the Corporation as consideration for such Series I Non-Voting Convertible First Preferred Shares or in the event that Series I Non-Voting Convertible First Preferred Shares were not issued for money, then the amount equal to the fair value of any property received by the Corporation as consideration for the issuance of such Series I Non-Voting Convertible First Preferred Shares (where such fair value is determined at the time of the issuance of the Series I Non-Voting Convertible First Preferred Shares) divided by the number of Series I Non-Voting Convertible First Preferred Shares issued, in lawful money of Canada, the whole before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of Common Shares and Class B Shares. After payment to the holders of the Series I Non-Voting Convertible First Preferred Shares of the amount so payable to them in accordance with this Section, they shall not be entitled to share in any further distribution of property or assets of the Corporation.

3.1(d) Authority to Issue Series I Non-Voting Convertible First Preferred Shares: The board of directors of the Corporation may from time to time authorize the issuance of the Series I Non-Voting Convertible First Preferred Shares and fix the number of Series I Non-Voting Convertible First Preferred Shares to be allotted and issued and the amount and kind of consideration to be received by the Corporation in respect of each such issuance of Series I Non-Voting Convertible First Preferred Shares.

3.1(e) Reservation of Common Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of the Series I Non-Voting Convertible First Preferred Shares, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than the holders of the Series I Non-Voting Convertible First Preferred Shares, not less than such aggregate number of Common Shares as shall be issuable (taking into account the adjustments of Section 3.1(f)(5)) upon the conversion of all outstanding Series I Non-Voting Convertible First Preferred Shares. All Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

3.1(f)	Conversion:

(1)	Interpretation

In this Section 3.1(f), the following terms shall have the following respective meanings:

“Alternate Consideration” has the meaning given to it in Section 3.1(f)(5)(c);

“CDS” means the CDS Clearing and Depository Services Inc. and its successors;

“CDS Participant” means a broker, dealer, bank, other financial institution or other person who, directly or indirectly, from time to time, effects book-based transfers with CDS and pledges of securities deposited with CDS;

“Conversion Date” means the date as of which the subject Series I Non-Voting Convertible First Preferred Shares are to be converted;

“Conversion Price” means Cdn.$0.21, subject to adjustment in accordance with Section 3.1(f)(5);

“Conversion Ratio” means, for each Series I Non-Voting Convertible First Preferred Share, an amount equal to the Reference Price divided by the Conversion Price;

“Exchange” means the TSX Venture Exchange or, if applicable, such other stock exchange on which the Common Shares are principally traded;

“Fundamental Transaction” has the meaning given to it in Section 3.1(f)(5)(c);

“Notice of Conversion” means a notice of conversion of Series I Non-Voting Convertible First Preferred Shares given by a holder of such shares or by the Corporation;

“Person” means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity and includes a group of Persons acting jointly or in concert;

“Reference Price” means Cdn.$0.21; and

“Underlying Shares” means, in respect of Series I Non-Voting Convertible First Preferred Shares to be converted, the Common Shares to be issued upon such conversion.

(2)	Conversion Rights of Holders

Each holder of Series I Non-Voting Convertible First Preferred Shares shall have the right to convert all or any of the holder’s Series I Non-Voting Convertible First Preferred Shares into that number of Common Shares equal to the Conversion Ratio in effect at the time of such conversion.

(3)	Notice of Conversion

(a)	A Notice of Conversion by a holder of Series I Non-Voting Convertible First Preferred Shares to the Corporation must be given not less than seven (7) calendar days prior to the Conversion Date.

(b)	A Notice of Conversion shall be in writing and shall be validly and effectively given on the date on which it is received, if delivered personally, or sent, if sent by fax or email to the Corporation.

(c)	A Notice of Conversion given by a holder of Series I Non-Voting Convertible First Preferred Shares to the Corporation shall set out:

(i)	the Conversion Date which shall be specified by the holder;

(ii)

unless all the Series I Non-Voting Convertible First Preferred Shares held by the holder who delivered the Notice of Conversion are to be converted (which, if such is the case, shall be stated in the notice), the number of Series I Non-Voting Convertible First Preferred Shares which are to be converted; and

(iii)

the representation that the Underlying Shares will be registered in the name of the registered holder of the Series I Non-Voting Convertible First Preferred Shares to be converted unless, alternatively, subject to applicable securities laws and restrictions on transfer, including, if applicable, United States securities laws, the transfer agent of the Corporation (the Transfer Agent) receives from such holder, on or before the seventh calendar day prior to the Conversion Date, at the principal transfer office of the Transfer Agent in the City of Toronto, written notice in a form and executed in a manner satisfactory to the Transfer Agent directing the Corporation to register the Underlying Shares in some other name or names (the Transferee(s)) and stating the name(s) (with address(es)) accompanied by payment by the holders to the Transfer Agent of any transfer tax that may be payable by reason thereof and a written declaration of such matters as may be required by law in order to determine the entitlement of the Transferees to be transferred or hold the Underlying Shares.

(4)	Delivery of Share Certificates / Recording of Beneficial Interest upon Conversion

(a)

On the Conversion Date, a holder of Series I Non-Voting Convertible First Preferred Shares shall receive, upon surrender for cancellation of the certificate or certificates representing the Series I Non-Voting Convertible First Preferred Shares, a certificate evidencing the Underlying Shares issuable to such holder in accordance with this Section 3.1(f), which Underlying Shares so issued shall be listed on the Exchange. Alternatively, subject to applicable securities laws, including, if applicable, United States securities laws, such holder may request, in the Notice of Conversion or by written request delivered to the Corporation not later than ten calendar days prior to the Conversion Date, that the Corporation record or cause to be recorded, in the book-based system administered by CDS in respect of the Common Shares, such holder’s interest in such shares, in which case the Notice of Conversion (or the subsequent written request) shall provide the account particulars of the holder’s CDS Participant and other details necessary to record such interest in the CDS system.

(b)

Any Series I Non-Voting Convertible First Preferred Shares so converted shall be converted effective on the Conversion Date. From and after the Conversion Date, a holder of Series I Non-Voting Convertible First Preferred Shares so converted shall cease to be entitled to exercise any of the rights attributable to such shares (but, for greater certainty, will continue to be entitled to receive dividends on the Series I Non-Voting Convertible First Preferred Shares so converted in respect of which the ex-dividend date occurs prior to the Conversion Date but are paid on or after the Conversion Date), and shall become a holder of the Underlying Shares of record, effective on the Conversion Date.

(c)

If less than all of the Series I Non-Voting Convertible First Preferred Shares of a holder are converted on any Conversion Date, the Corporation shall issue to such holder on the Conversion Date a new share certificate representing the balance of the Series I Non-Voting Convertible First Preferred Shares not converted.

(5)	Certain Adjustments

(a)

Stock Dividends and Stock Splits. If the Corporation, at any time while any Series I Non-Voting Convertible First Preferred Shares are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Corporation upon conversion of Series I Non-Voting Convertible First Preferred Shares) with respect to the then outstanding Common Shares; (B) subdivides outstanding Common Shares into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of Common Shares outstanding immediately after such event. Any adjustment made pursuant to this Section 3.1(f)(5)(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b)

Rights Upon Distribution of Assets. If the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Shares, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, reorganization, plan of arrangement or other similar transaction) (a “Distribution”), a holder of Series I Non-Voting Convertible First Preferred Shares shall be entitled to receive the dividend or distribution of assets that would have been payable to such holder pursuant to the Distribution had such holder converted his, her or its Series I Non-Voting Convertible First Preferred Shares (or, if he, she or it had partially converted such shares prior to the Distribution, any unconverted portion thereof) immediately prior to such record date.

(c)	Fundamental Transaction.

(i)	Right to Receive Consideration. If, at any time while any Series I Non-Voting Convertible First Preferred Shares are outstanding:

(A)

the Corporation effects any amalgamation, merger, business combination or other transaction of the Corporation with another person, other than a wholly-owned subsidiary, or an arrangement pursuant to the Business Corporations Act (Ontario) involving the Corporation or another transaction pursuant to which a Person, or a group of Persons acting jointly or in concert, acquires all of the issued and outstanding Common Shares;

(B)	the Corporation effects any sale, lease or other disposition of all or substantially all of the assets or undertaking of the Corporation;

(C)

the Corporation effects any reclassification of Common Shares or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 3.1(f)(5)(a) above) to which the Common Shares are effectively converted into or exchanged for other securities, cash or property, or any similar transaction of series of transactions involving the Corporation or any of its subsidiaries, directly or indirectly,

(in any such case, a “Fundamental Transaction”), then, a holder of Series I Non-Voting Convertible First Preferred Shares shall have the right to receive (in exchange for such Series I Non-Voting Convertible First Preferred Shares in the event that the Common Shares are exchanged for other securities, cash or property in the Fundamental Transaction) the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of Common Shares, assuming conversion of the Series I Non-Voting Convertible First Preferred Shares in accordance with Section 3.1(f)(2) (the “Alternate Consideration”).

(ii)

Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the a holder of Series I Non-Voting Convertible First Preferred Shares shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series I Non-Voting Convertible First Preferred Shares following such Fundamental Transaction.

(iii)

Takeover Bid. In the event of a “takeover bid” that is a “formal bid” (as such terms are defined in the Securities Laws in the Province of Ontario) for the Common Shares, the offeror of such bid shall make an offer (the “Preferred Share Offer”) to acquire the same percentage of outstanding Series I Non-Voting Convertible First Preferred Shares as the percentage of Common Shares for which the formal bid is being made, and such Preferred Share Offer shall be on the same terms and for the same amount and kind of per share consideration that is offered to the holders of Common Shares under the formal bid.

(iv)

Successor in Interest. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation in such Fundamental Transaction shall include in its constating documents shares having the same terms and conditions and issue to the holders of Series I Non-Voting Convertible First Preferred Shares new preferred shares consistent with the foregoing provisions and evidencing the such holders’ right to convert such preferred shares into Alternate Consideration.

(v)

Ibid. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor to comply with the provisions of this Section 3.1(f)(5)(c) and ensuring that the Series I Non-Voting Convertible First Preferred Shares (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(vi)

Notice. The Corporation shall cause to be delivered to each holder, at its last address as it shall appear upon the share register of the Corporation, written notice of any Fundamental Transaction at least 61 days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(e)	Notice to the Holders.

(i)

Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 3.1(f), the Corporation shall promptly deliver to each holder of Series I Non-Voting Convertible First Preferred Shares a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Shares, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of Common Shares, (C) the Corporation shall authorize the granting to all holders of Common Shares of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Shares, any business combination, amalgamation or plan of arrangement to which the Corporation is a party, any sale or transfer of all or substantially all of the assets or undertaking of the Corporation, of any compulsory share exchange whereby the Common Shares are converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series I Non-Voting Convertible First Preferred Shares, and shall cause to be delivered to each holder of Series I Non-Voting Convertible First Preferred Shares at its last address as it shall appear upon the share register of the Corporation, at least 61 days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, business combination, amalgamation, plan of arrangements, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Shares of record shall be entitled to exchange such shares for securities, cash or other property deliverable upon such reclassification, consolidation, business combination, amalgamation, plan of arrangements, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(6)	Fractional Shares

No fractional Common Shares shall be issued upon the conversion of Series I Non-Voting Convertible First Preferred Shares. As to any fraction of a Common Share which a holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole Common Share.

(7)	Tax Election

An election in prescribed form and within the prescribed time limit shall be made by the Corporation under subsection 191.2(1) of the Income Tax Act (Canada) with respect to the Series I Non-Voting Convertible First Preferred Shares.

SCHEDULE D

TERMS AND CONDITIONS OF WARRANTS

Underlying Security:	Each whole Warrant is convertible into one Common Share for the Exercise Price until the Expiry Date

Exercise Price:	Cdn.$0.28

Expiry Date:	Five years from date of issuance

Anti-Dilution Rights:	Customary anti-dilution rights